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EXHIBIT 99

VIA NET.WORKS Announces Change in Management Team

        AMSTERDAM, The Netherlands, September 5, 2003—VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE), a leading provider of business communication solutions to small and medium-sized enterprises in Europe and the USA, today announced that Fraser Park, VIA's Chief Financial Officer, has resigned for personal reasons. Fraser Park will leave at the end of September 2003 and VIA's current Corporate Controller, Matt Gough, will become interim CFO.

        Rhett Williams, VIA's CEO noted: "I have taken the decision, with Fraser's guidance, to focus the senior management of VIA's finance function in our Amsterdam office, where the majority of our leadership team is based. Fraser, having commuted from his UK home over recent months, has indicated that he is unwilling to continue to commute or to relocate to Amsterdam for personal reasons. Consequently, it is with regret that I have accepted his resignation and wish him well in his future career."

        Fraser Park stated: "I would like to thank Rhett, VIA's Board of Directors and the management team for their support during my tenure at VIA. I believe the company is well positioned for future success and I am sure that Matt Gough and the finance team will be able to build on the progress we have made to date and continue the implementation of our strategic initiatives."

        Matt Gough has over fourteen years experience in finance and has spent the last six years in Europe focused on the telecommunications sector. Mr. Gough recently led VIA's negotiations with Accenture for the outsourcing of our non-core financial operations.

        Rhett Williams noted: "Matt's combination of telecoms experience here in Europe and specific SEC and US GAAP expertise has already proved a great asset to VIA and I look forward to working more closely with him."

About VIA NET.WORKS Inc.
VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA's local operations offer a comprehensive portfolio of flexible and reliable managed services including internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com.

VIA NET.WORKS media contact: Piers Schreiber, Communications VIA NET.WORKS Ph: +31 20 502 0044 Fax: +31 20 502 0001 e-mail: pschreiber@vianetworks.com	VIA NET.WORKS investor contact: Matt S. Nydell, General Counsel VIA NET.WORKS Ph: +44 1784 89 8959 Fax: +44 1784 89 8916 e-mail: ir@vianetworks.com

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VIA NET.WORKS Announces Change in Management Team